Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Carrier Access Corporation of our report dated October 28, 2003 relating to the financial statements of Paragon Networks International, Inc. as of and for the year ended June 30, 2003, which appears in the Current Report on Form 8-K/A of Carrier Access Corporation dated November 25, 2003.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
May 24, 2004